EXHIBIT 10.1

EQUITY AWARD NOTICE

«FIRST_NAME» «MIDDLE_NAME». «LAST_NAME»
«HOME_STREET»
«HOME_CITY», «HOME_PROVINCE», «HOME_POSTAL_CODE»

Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (the "Plan"), on January 26, 2016, you were granted a restricted stock unit award ("RSU") in the amount of «number_awarded» units.  Each RSU is equivalent to one share of common stock upon vesting.

Subject to your continued employment with the Company, your award will vest over four years in accordance with the following schedule:

25% vest on May 8, 2017
25% vest on May 8, 2018
25% vest on May 8, 2019
25% vest on May 8, 2020

Until vested, the units represented by this award are not entitled to receive cash dividends and do not have the right to vote. This award will vest immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan.  Awards not vested at retirement will be forfeited. Please consult the 2014 Long-Term Incentive Plan Prospectus for a complete understanding of Havertys' equity award program.

This is a summary of the award.  The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.